Exhibit 2.1

THIS SHARE EXCHANGE AGREEMENT made the 6th day of November, 2014.

B E T W E E N:

PINON RIDGE MINING LLC

(hereinafter called the “Company”)

OF THE FIRST PART;

- and -

HOMELAND URANIUM INC.

(hereinafter called the “HUI”)

OF THE SECOND PART;

- and -

HOMELAND URANIUM INC. (UTAH)

(hereinafter called the “Purchaser”)

OF THE THIRD PART;

- and -

BAOBAB ASSET MANAGEMENT LLC
GEORGE GLASIER
BEDFORD BRIDGE FUND LLC
PINON RIDGE ENERGY CORP.

(hereinafter collectively called the “Vendors”)

OF THE FOURTH PART;

- and -

GEORGE GLASIER
RUSSELL FRYER
MICHAEL R. SKUTEZKY
ANDREW WILDER

(hereinafter collectively called the “New Directors”)

OF THE FIFTH PART;

- and -

STEPHEN COATES
JAMES GARCELON

(hereinafter collectively the “HUI Shareholders”)

OF THE SIXTH PART;

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WHEREAS the Purchaser is a wholly-owned subsidiary of HUI;

AND WHEREAS the Vendors wish to sell and to cause to be sold, and the Purchaser and HUI wishes to purchase from the Vendors all of the issued and outstanding Shares of the Company, all for the consideration and upon the terms and conditions set forth in this Agreement (the “Transaction”);

AND WHEREAS as the Consolidation, the Name Change and the Spin Out (all as hereinafter defined) will occur following the closing of the Transaction, the New Directors and the HUI Shareholders have agreed to give certain covenants in respect of taking the steps necessary to implement the Consolidation, the Name Change and the Spin Out;

NOW THEREFORE THIS AGREEMENT WITNESSETH in consideration of the mutual covenants and agreements herein contained, and other good and valuable consideration and the sum of TWO DOLLARS ($2.00) in lawful money of Canada now paid by each party hereto to the other (the receipt and sufficiency of which is hereby acknowledged), the parties hereto represent, warrant, covenant and agree as follows:

Article 1
INTERPRETATION

1.1	Defined Terms. Where used herein or in any amendments or schedules hereto, the following terms shall have the following meanings:

(a)	“Agreement” means this Agreement and all amendments made hereto by written agreement signed by the parties and includes the schedules hereto;

(b)	“Assets” includes all assets used in the carrying on of the operations of the Company, including the Properties, and all proprietary and intellectual property rights and licenses associated therewith, all contracts and agreements necessary for the operation of the Company’s business and all existing and future contracts and license agreements entered into by the Company;

(c)	“Business Day” means any day which is not a Saturday, Sunday or a statutory holiday in the Province of Ontario;

(d)	“Change of Board” means the resignation of all current directors and the appointment of the New Directors to the board of directors of the Purchaser on the Closing Date;

(e)	“Change of Officer” means the appointment of GG as Chief Executive Officer of HUI as at the Closing Date;

(f)	“Closing Date” means November 20, 2014, or such other date as may be mutually agreed upon by the parties hereto in writing for the closing of the Transaction;

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(g)	“Closing” means the consummation of the Transaction;

(h)	“Common Shares” means the common shares of HUI;

(i)	“Company Financial Statements” has the meaning provided in Section 3.1(i) of this Agreement;

(j)	“Consolidation” means a consolidation of HUI’s Common Shares on the basis of one (1) post-consolidation Common Share for each eight hundred (800) pre-consolidated Common Shares to be approved at the Meeting;

(k)	“CSE” means the Canadian Securities Exchange;

(l)	“Encumbrances” means any and all claims, liens, security interests, mortgages, pledges, pre-emptive rights, charges, options, equity interests, encumbrances, proxies, voting agreements, voting trusts, leases, tenancies, easements or other interests of any nature or kind whatsoever, howsoever created other than those of the foregoing as arise under such agreements, instruments, laws, or regulations which confer upon the Company its rights in and to the Properties and any and all royalties payable upon or in respect of mineral production from the Properties;

(m)	“Meeting” means the Special Meeting of the Shareholders of HUI which is anticipated to be held on December 23, 2014, to approve the Consolidation, the Name Change and the Spin Out;

(n)	“Name Change” means the change of name of HUI to Western Uranium Corp. to be approved at the Meeting;

(o)	“OBCA” means the Business Corporations Act (Ontario);

(p)	“PAUC” means Pan African Uranium Corp.;

(q)	“Person” includes an individual, partnership, association, unincorporated organization, trust and corporation and a natural person acting in such person’s individual capacity or in such person’s capacity as trustee, executor, administrator, agent or other legal representative;

(r)	“Properties” means the San Rafael Uranium Project, which is currently the Company’s only material property, and six other uranium and/or vanadium exploration properties (namely the Sunday Mine Complex, the Van 4 Mine, the Yellow Cat Project, the Dunn Mine Complex, the Farmer Girl Mine, and the Sage Mine Project) which are not currently material to the Company, all of which are described in Exhibit A;

(s)	“Purchase Price” has the meaning attributed thereto in Section 2.2 hereof and includes the Purchase Common Shares;

(t)	“Purchase Common Shares” means the 8,800,000,000 Common Shares of HUI;

(u)	“Record Date” means November 3, 2014;

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(v)	“Securities Exchange” means the acquisition, directly or indirectly, by the Purchaser of all of the issued and outstanding Shares of the Company, in consideration for the issuance of the Purchase Common Shares by HUI;

(w)	“Shares” means all of the membership interests in the Company held collectively by the Vendors in the percentages set out in Schedule A hereto;

(x)	“Spin Out” means the distribution of the shares of PAUC held by HUI to the shareholders of HUI as at the Record Date pursuant to the reorganization transaction to be approved at the Meeting;

(y)	“SPPC” means St. Peter Port Capital Ltd.;

(z)	“SPPC Waiver” means the waiver of certain rights held by SPPC in the Company in the form attached hereto as Schedule B, duly executed by SPPC;

(aa)	“Tax Act” means the Income Tax Act (Canada);

(bb)	“Time of Closing” means 4:00 p.m. (Toronto time) on the Closing Date; and

(cc)	“Transaction” means the sale by the Vendors and the purchase by the Purchaser of the Shares as contemplated herein.

1.2	Currency. Unless otherwise expressly provided, all dollar amounts referred to in this Agreement are in Canadian Funds.

1.3	Gender and Number. Except where the context otherwise indicates, words importing the singular number only shall include the plural, and vice versa, and words importing the masculine gender shall include the feminine and neuter genders, and vice versa.

1.4	Division and Headings. The division of this Agreement into Articles and sections and the insertion of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “herein” and similar expressions refer to this Agreement and not to any particular Article, section or other portion of this Agreement and include any amendment hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and sections are to Articles and sections of this Agreement.

1.5	Schedules and Exhibit. The following Schedules and Exhibit annexed hereto are incorporated by reference and deemed to form a part of this Agreement:

Schedule A – Membership Interests
Schedule B – SPPC Waiver
Schedule C – Allocation of Purchase Common Shares
Schedule D – Company Financial Statements
Schedule E – Additional Liabilities of the Company
Schedule F – HUI Financial Statements
Schedule G – HUI Liabilities

Schedule H – HUI Liabilities at Closing

Schedule I – Budgeted Transaction, Consolidation, Name Change and Spin Out Expenditures

Exhibit A – Properties

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Article 2
AGREEMENT TO EXCHANGE

2.1	Transfer. Subject to the terms and conditions hereof, on the Closing Date effective at the Time of Closing, the Vendors shall transfer to the Purchaser, and the Purchaser shall accept from the Vendors, the Shares held by the Vendors by delivery from the Vendors to the Purchaser of all certificates representing the Shares, duly endorsed in blank for transfer, together with new certificates therefor registered in the name of the Purchaser which shall be dated as at the Closing Date.

2.2	Payment of Purchase Price. The Purchase Price for the Shares shall be paid and satisfied by the issuance and delivery at the Time of Closing of the Purchase Common Shares by HUI to the Vendors in the amounts described on Schedule C.

2.3	Taxes. Neither HUI nor the Purchaser assumes, nor shall any of them be liable, for any taxes under the Tax Act or any other taxes whatsoever which may be or become payable by the Vendors as a consequence of the sale by the Vendors to the Purchaser of the Shares herein contemplated, and the Vendors shall indemnify and save harmless the Purchaser and HUI from and against all such taxes.

2.4	Closing. The Closing shall be effective as at the Time of Closing on the Closing Date and be deemed to take place at the offices of Gardiner Roberts LLP, counsel to HUI and the Purchaser, Suite 3100, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5X 3Y2, or at such other place or other time and date as the Company, the Purchaser and the Vendors may agree.

Any cheque, document, instrument or thing which is to be delivered by any party hereto at the Closing shall be tabled at the Closing at the place of closing referred to above by the party which is to deliver such cheque, document, instrument or thing, and any cheque, document, instrument or thing so tabled by a party hereto shall:

(a)	be deemed to have been delivered by such party for the purposes of this Agreement;

(b)	be held in escrow by counsel for such party until all deliveries required to be made under Articles 8 and 9 of this Agreement have been performed, or this Agreement has been terminated, whichever occurs earlier; and

(c)	be delivered to the party to which it is to be delivered pursuant to the terms hereof, if all cheques, documents, instruments and things which are to be delivered at the Closing are tabled in accordance with this section at the Closing.

Article 3
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

3.1	The Company hereby represents, warrants and covenants (as the case may be) to and with the Purchaser and HUI as follows, both as at the date hereof and as at the Closing Date, and acknowledges and confirms that the Purchaser and HUI are relying upon such representations, warranties and covenants in connection with the purchase by the Purchaser of the Shares:

(a)	the Company is a limited liability company duly organized and validly subsisting under the laws of the State of Delaware and has the requisite power to own or lease its property and to carry on its business as it is now being conducted and has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Company is subject;

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(b)	all membership interests of the Company are issued and outstanding as of the date hereof and all such issued and outstanding membership interests have been validly issued and are outstanding;

(c)	all of the issued and outstanding membership interests of the Company are beneficially owned by and registered in the names of the Vendors as set out in Schedule A hereto, and no warrants, options or other rights for the purchase, subscription or issuance of any membership interest in the Company or any right convertible or exercisable therefor has been or will have been authorized or agreed to be issued or will be outstanding as at Closing;

(d)	the entering into of this Agreement and the consummation of the Transaction as contemplated hereby have been duly authorized by all necessary action of the members and manager of the Company, and this Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company enforceable in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws generally affecting creditors’ rights and, to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;

(e)	neither the execution and delivery of this Agreement by the Company nor the consummation of the Transaction will conflict with or result in or create a state of facts which after notice or lapse of time or delay or both, will conflict with or result in:

(i)	a violation, contravention or breach by the Company of any of the terms, conditions or provisions of the operating agreement of the Company, the resolutions of the members or manager of the Company, or of any agreement or instrument to which the Company is a party or by which it is bound or constitute a default of the Company thereunder, or of any statute, regulation, judgment, decree or law by which the Company, the Assets or the Shares are subject or bound, or result in the creation or imposition of any Encumbrance upon any of the Assets or the Shares; or

(ii)	a violation by the Company of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over the Company, or require the Company, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person or await the expiration of any applicable waiting period;

(f)	the Company’s records and minute books contain all records of all proceedings, consents and actions of the members, manager and all committees thereof since the Company’s formation and contain the true and lawful signatures of all persons who have signed the same. All meetings of members and manager of the Company have been duly called and held, and the books and registers of members, transfers of membership interests are complete and accurate;

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(g)	except as disclosed elsewhere in this Agreement or in Schedule A, the Company has not granted or entered into any agreement, option, understanding or commitment or any encumbrance of or disposal of the Assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to the Assets and will not do so prior to Closing, save and except for any disposal of assets in the normal course of business;

(h)	the officers and manager of the Company are as follows:

George Glasier, Manager

(i)	the financial statements of the Company as at, and for the period ended August 31, 2014 as set out in Schedule D hereto (the “Company Financial Statements”), have been audited in accordance with U.S. generally accepted accounting principles applied on a basis consistent with those of previous periods and present fairly:

(i)	the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Company as at the dates thereof and reflect all material liabilities (absolute, accrued, contingent or otherwise) of the Company as at the respective dates thereof; and

(ii)	the revenues, earnings and results of operations and the sources and application of funds of the Company for the period covered thereby;

(j)	all material facts or material information with respect to the Company or the Transaction as known to the Company, after due inquiry, have been reflected in the Company Financial Statements or disclosed to the Purchaser in writing, and there has been no material adverse change in the capital, business, assets, liabilities or obligations (absolute, accrued, contingent or otherwise), operations, condition (financial or otherwise), results of operations, financial position, capital or long-term debt or prospects of the Company, which has not been reflected in the Company Financial Statements or disclosed to the Purchaser in writing;

(k)	there is no Person acting or purporting to act at the request of the Company, who is entitled to any commission, brokerage or finder’s fee in connection with the Transaction. Other than as has been disclosed herein, in the event that any Person acting or purporting to act for the Company establishes a claim for any fee from the Purchaser, the Vendors covenant to indemnify and hold harmless the Purchaser with respect thereto and with respect to all costs reasonably incurred in the defence thereof;

(l)	the Company either owns, in the case of those Properties which are, by their nature, capable of being owned, or has the exclusive right to explore for and exploit all mineral resources located on or within the Properties, and any and all agreements pursuant to which the Company holds the foregoing ownership or exclusive right are valid and subsisting agreements in full force and effect, enforceable in accordance with their respective terms, and, to the knowledge of the Company after due inquiry, the Company is not in material default of any of the provisions of any such agreement nor has any default been alleged and such properties are in good standing under the applicable statutes, rules, regulations, licences and permits of the jurisdictions in which they are situated and all leases pursuant to which the Company derives its interest in such properties are in good standing and there has been no default under any of such leases;

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(m)	to the best of the knowledge of the Company and its officers and manager, after due inquiry, there is not pending, or threatened or contemplated, any suit, action, legal proceeding, litigation or governmental investigation of any sort which would:

(i)	in any manner restrain or prevent any of the Vendors from effectually or legally transferring the Shares to the Purchaser in accordance with this Agreement; or

(ii)	make the Company liable for damages in connection with the Transaction;

(n)	the Company has no liabilities other than as disclosed in the Company Financial Statements or in Schedule E; and

(o)	none of the foregoing representations and warranties knowingly contains any untrue statement of a material fact or knowingly omits to state any material fact necessary to make any such warranty or representation not misleading to the Purchaser.

Article 4
REPRESENTATIONS AND WARRANTIES OF THE VENDORS

4.1	The Vendors hereby severally represent, warrant to the Purchaser and HUI as follows with respect to their Shares, both as at the date hereof and as at the Closing Date, and acknowledge and confirm that the Purchaser and HUI are relying upon the Vendors’ representations and warranties in connection with the purchase by the Purchaser of the Shares:

(a)	neither the execution and delivery of this Agreement by the Vendors nor the consummation of the Transaction will conflict with or result in:

(i)	a violation, contravention or breach by any of the Vendors of any of the terms, conditions or provisions of any agreement or instrument to which any of the Vendors is a party, or by which any of the Vendors is bound or constitute a default by any of the Vendors thereunder, or under any statute, regulation, judgment, decree or law by which any of the Vendors is subject or bound, or result in the creation or imposition of any mortgage, lien, charge or Encumbrance of any nature whatsoever upon any of the Shares; or

(ii)	a violation by any of the Vendors of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over any of the Vendors, or require any of the Vendors, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person, or await the expiration of any applicable waiting period;

(b)	no person, firm or Company has any agreement or option or any right or privilege (whether pre-emptive or contractual) capable of becoming an agreement or option for the purchase from the Vendors of any of the Shares;

(c)	all of the Vendors have all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by them as contemplated by this Agreement and to carry out their obligations under this Agreement and such other agreements and instruments. The execution and delivery of this Agreement and such other agreements and instruments and the consummation of the Transaction and such other agreements and instruments have been duly authorized by all necessary corporate action on the part of each of the Vendors as may be required;

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(d)	this Agreement constitutes a valid and binding obligation of each of the Vendors enforceable against the Vendors in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;

(e)	the Vendors are the registered and beneficial owners of the Shares as set out in Schedule A hereto and have good and marketable title thereto free and clear of any Encumbrances. The Vendors have the exclusive right and full power to transfer the Shares to the Purchaser as contemplated herein free and clear of any Encumbrances;

(f)	to the best of the knowledge of the Vendors, there is not pending or threatened any suit, action, legal proceeding, litigation or governmental investigation of any sort:

(i)	relating to the Shares or the Transaction

(ii)	which would in any manner restrain or prevent any of the Vendors from effectually or legally transferring the Shares to the Purchaser in accordance with this Agreement;

(iii)	which would cause any Encumbrance to be attached to the Shares;

(iv)	which would divest title to the Shares; or

(v)	which would make the Purchaser liable for damages in connection with the Transaction;

(g)	none of the Vendors have entered into any agreement that would entitle any person to any valid claim against the Purchaser for a broker’s commission, finder’s fee, or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement. In the event that any Person acting or purporting to act for the Vendors establishes a claim for any fee from the Purchaser, the Vendors severally covenant to indemnify and hold harmless the Purchaser with respect thereto and with respect to all costs reasonably incurred in the defence thereof; and

(h)	none of the foregoing representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading to a prospective purchaser seeking full information as to the Shares.

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Article 5
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF HUI AND THE PURCHASER

5.1	HUI and the Purchaser represent, warrant and covenant (as the case may be) to and with the Vendors as follows, both as at the date hereof and as at the Closing Date, and acknowledge that the Vendors are relying upon such representations and warranties in connection with the sale by the Vendors of the Shares and their receipt of the Purchase Common Shares in consideration therefor:

(a)	HUI is a corporation duly incorporated, organized and validly subsisting under the laws of the Province of Ontario and has the corporate power to own or lease its property and to carry on its business as it is now being conducted and as proposed to be conducted and on the Closing Date will have the corporate power to execute, deliver and perform its obligations under this Agreement. HUI is duly qualified to do business in those jurisdictions in which it carries on business and owns assets;

(b)	the Purchaser is a corporation duly incorporated, organized and validly subsisting under the laws of the State of Utah and has the corporate power to own or lease its property and to carry on its business as it is now being conducted and as proposed to be conducted and on the Closing Date will have the corporate power to execute, deliver and perform its obligations under this Agreement. The Purchaser is duly qualified to do business in those jurisdictions in which it carries on business and owns assets;

(c)	HUI does not have any subsidiaries as defined in the Securities Act (Ontario) other than the Purchaser and PAUC;

(d)	the entering into of this Agreement and the consummation of the Transaction as contemplated hereby have been duly authorized by all necessary corporate action on behalf of HUI and the Purchaser and this Agreement has been duly executed and delivered by HUI and the Purchaser and is a valid and binding obligation of HUI and the Purchaser enforceable in accordance with its terms, subject however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws generally affecting creditor’s rights and to the extent that equitable remedies, such as specific performance and injunction, are in the discretion of the court from which they are sought;

(e)	HUI is a reporting issuer in good standing in the provinces of Alberta, British Columbia, Ontario and Quebec and is not in default of any applicable securities, taxation and corporate legislation, regulations, orders, notices and policies in force therein;

(f)	at the Time of Closing, the Purchase Common Shares will be duly and validly authorized and issued as fully paid and non-assessable shares;

(g)	neither the execution and delivery of this Agreement by HUI and the Purchaser nor the consummation of the Transaction will conflict with or result in or create a state of facts which after notice or lapse of time or delay or both, will conflict with or result in:

(i)	a violation, contravention or breach by either HUI or the Purchaser of any of the terms, conditions or provisions of the charter documents, by-laws or resolutions of HUI or the Purchaser or of any agreement or instrument to which HUI or the Purchaser is a party or by which it is bound or constitute a default of HUI or the Purchaser thereunder, or of any statute, regulation, judgment, decree or law by which HUI or the Purchaser or the assets of HUI or the Purchaser are subject or bound, or result in the creation or imposition of any Encumbrance upon any assets of HUI or the Purchaser or the Common Shares of HUI; or

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(ii)	a violation by HUI or the Purchaser of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over HUI or the Purchaser, or require HUI or the Purchaser, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person or await the expiration of any applicable waiting period;

(h)	the authorized share capital of HUI currently consists of an unlimited number of Common Shares of which, immediately prior to issuance of the Purchase Price as herein contemplated, 317,528,394 Common Shares will be issued and outstanding as fully paid and non-assessable shares;

(i)	all of the outstanding shares of the Purchaser are owned by HUI;

(j)	each of HUI’s and the Purchaser’s corporate records and minute books contain all by-laws and records of all proceedings, consents and actions of the shareholders, directors and all committees thereof since its incorporation and contain the true and lawful signatures of all persons who have signed the same. All meetings of shareholders and directors of each of HUI and the Purchaser have been duly called and held, and the share certificate books and registers of shareholders, share transfers and directors of each of HUI and the Purchaser are complete and accurate;

(k)	HUI has made all filings required under applicable securities laws with the applicable regulatory authorities, all such filings have been made in a timely manner, and all such filings and information and statements contained therein and any other information or statements disseminated to the public by the Purchaser (the “Public Record”), were true, correct and complete and did not contain any misrepresentation as defined in the Securities Act (Ontario), as at the date of such filing which has not been corrected;

(l)	neither HUI nor the Purchaser has granted or entered into any agreement, option, understanding or commitment or any Encumbrance of or disposal of its assets or an interest therein or any right or privilege capable of becoming an agreement or option with respect to its assets, save and except for in connection with the Spin Out, and will not do so prior to Closing;

(m)	no warrants, options or other rights for the purchase, subscription or issuance of any shares or other securities of either HUI or the Purchaser or securities convertible into, exchangeable for, or which carry the right to purchase common shares or other securities of either HUI or the Purchaser have been authorized or agreed to be issued or are outstanding, other than the securities reserved in respect of the Purchase Price, 11,000,000 common shares reserved for employees’, directors’ and officers’ stock options (“Options”) exercisable at $0.005 per share which will be cancelled prior to Closing, and 85,000,000 common shares reserved for the exercise of warrants (“Warrants”) at $0.01 per share;

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(n)	the officers and directors of each of HUI and the Purchaser are as follows:

Stephen Coates, Chief Executive Officer and Director

Geoff Kritzinger, Chief Financial Officer;

Nick Tintor, Director;

James Garcelon, Director;

Jun He, Director;

Robert Kirtlan, Director; and

Michael Wood, Director;

(o)	the audited financial statements of HUI as set out in Schedule F hereto, consisting of the balance sheet and statements of income, retained earnings and changes in financial position for the period ended on December 31, 2013, together with the report of MNP LLP, thereon and the notes thereto (collectively referred to as the “HUI Financial Statements”):

(i)	are in accordance with the books and accounts of HUI as at December 31, 2013;

(ii)	are true and correct and present fairly the financial position of HUI as at December 31, 2013;

(iii)	have been prepared in accordance with generally accepted accounting principles consistently applied; and

(iv)	present fairly all of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of HUI as at December 31, 2013 including, all material liabilities (absolute, accrued, contingent or otherwise) of HUI as at December 31, 2013;

(p)	since December 31, 2013, HUI has not:

(i)	carried on the business of HUI in other than its usual and ordinary course;

(ii)	entered into any transaction out of the usual and ordinary course of business;

(iii)	amended its articles, by-laws or other governing documents; and

(iv)	made any change in its accounting principles and practices including, without limitation, the basis upon which its assets and liabilities are recorded on its books and its earnings and profits and losses are ascertained;

(q)	all material facts or material information with respect to HUI, the Purchaser or the Transaction as known to HUI or the Purchaser, after due inquiry, have been reflected in the HUI Financial Statements or disclosed to the Vendors and the Company in writing, and there has been no material adverse change in the capital, business, assets, liabilities or obligations (absolute, accrued, contingent or otherwise), operations, condition (financial or otherwise), results of operations, financial position, capital or long-term debt or prospects of HUI or the Purchaser, which has not been reflected in the HUI Financial Statements or disclosed to the Vendors and the Company in writing;

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(r)	each of HUI and the Purchaser has filed and shall continue to file all documents required to be filed by it under any applicable taxing legislation and has paid all taxes, licence fees or other charges that are due and payable and has paid all assessments and reassessments and all other taxes (including federal and provincial sales taxes, governmental charges, penalties, interest and fines, due and payable on or before the date hereof). Each of HUI and the Purchaser has withheld from each payment to its officers, directors, employees and shareholders the amount of all taxes and other deductions required to be withheld therefrom and has paid the same to the proper receiving officer within the time required under applicable legislation;

(s)	each of HUI and the Purchaser is in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labour practice. No unfair labour practice complaint against either HUI or the Purchaser is pending before any labour relations board or similar governmental tribunal or agency and no such complaint has been filed within the two (2) year period preceding the date hereof and no notice has been received by either HUI or the Purchaser of any complaints filed by any employees against either HUI or the Purchaser claiming that either HUI or the Purchaser has violated any employee or human rights or similar legislation in any jurisdiction in which the business of either HUI or the Purchaser is conducted, and no such complaint has been filed within the two (2) year period preceding the date hereof. To the best knowledge, information and belief of each of HUI and the Purchaser, its relationship with its employees is good and there will not be any adverse change in the relationship with the employees of either HUI or the Purchaser as a result of the transactions contemplated herein; there is no Person acting or purporting to act at the request of the Purchaser, who is entitled to any commission, brokerage or finder’s fee in connection with the Transaction;

(t)	neither HUI nor the Purchaser is a party to any agreement of guarantee, indemnification or assumption of the obligations of a third party, or other like commitment;

(u)	no order ceasing or suspending trading in securities of HUI or prohibiting the sale of securities by HUI has been issued and no proceedings for this purpose have been instituted or are pending or, to the knowledge of HUI, after due inquiry are contemplated or threatened;

(v)	neither HUI nor the Purchaser has or will have obligations or liabilities to pay any amount to its officers, directors, employees or consultants relating to salary, directors’ fees or other compensation in the ordinary course or as a result of this Agreement, the pursuit of or completion of the Transaction, or any matter or transaction contemplated in or arising under this Agreement, including the obligations of either HUI or the Purchaser to officers, employees or directors for severance, retention, termination or bonus payments as a result of the Transaction or change of control arrangements other than has been disclosed to the Vendors in writing;

(w)	Capital Transfer Services Inc., at its offices in Toronto, has been duly appointed as the transfer agent and registrar for all of the outstanding Common Shares of HUI;

(x)	to the knowledge of each of HUI and the Purchaser, there are no unanimous shareholders’ agreements, shareholders’ agreements, voting trusts, pooling agreements or similar agreements in effect in respect of any securities of either HUI or the Purchaser other than the rights of St. Peter Port Capital Ltd. (the “SPPC Rights”) which have been waived pursuant to an executed waiver from such party in the form attached hereto as Schedule B;

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(y)	the liabilities of HUI as at the date of this Agreement shall be as set out in Schedule G;

(z)	there are no change of control payments or similar payments payable or otherwise arising as a result of this Agreement, the Transaction, the Change of Board of the Change of Officer; and

(aa)	none of the foregoing representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading to the Vendors.

Article 6
REPRESENTATIONS, WARRANTies and covenants OF the NEW directors

6.1	The New Directors hereby severally represent, warrant and covenant, as the case may be, to the Purchaser, the HUI Shareholders and HUI as follows as at the date hereof and as at the Closing Date and acknowledge and confirm that the Purchaser and HUI are relying upon the New Directors’ representations and warranties in connection with covenants given by those parties in connection with the Transaction, the Consolidation, the Name Change and Spin Out:

(a)	neither the execution and delivery of this Agreement by the New Directors nor the consummation of the Transaction, the Consolidation, the Name Change and the Spin Out will conflict with or result in:

(i)	a violation, contravention or breach by any of the New Directors of any of the terms, conditions or provisions of any agreement or instrument to which any of the New Directors is a party, or by which any of the New Directors is bound or constitute a default by any of the New Directors thereunder, or under any statute, regulation, judgment, decree or law by which any of the New Directors is subject or bound; or

(ii)	a violation by any of the New Directors of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over any of the New Directors, or require any of the New Directors, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person, or await the expiration of any applicable waiting period;

(b)	all of the New Directors have all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by them as contemplated by this Agreement and to carry out their obligations under this Agreement and such other agreements and instruments. The New Directors have authorized or will authorize, as the case may be, the execution and delivery of this Agreement and such other agreements and instruments as may be reasonably necessary for the consummation of the Transaction, the Name Change, the Consolidation and the Spin Out;

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(c)	this Agreement constitutes a valid and binding obligation of each of the New Directors enforceable against the New Directors in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought; and

(d)	none of the foregoing representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading to a prospective purchaser seeking full information as to the Transaction, the Consolidation, the Name Change or the Spin Out.

Article 7
REPRESENTATIONS, WARRANTies and covenants OF THE HUI SHAREHOLDERS

7.1	The HUI Shareholders hereby severally represent, warrant and covenant, as the case may be, to the Vendors and the New Directors as follows as at the date hereof and as at the Closing Date and acknowledge and confirm that the Vendors and the New Directors are relying upon the HUI Shareholders’ representations and warranties in connection with covenants given by those parties in connection with the Transaction, the Consolidation, the Name Change and the Spin Out:

(a)	neither the execution and delivery of this Agreement by the HUI Shareholders nor the consummation of the Transaction, the Consolidation, the Name Change and the Spin Out will conflict with or result in:

(i)	a violation, contravention or breach by any of the HUI Shareholders of any of the terms, conditions or provisions of any agreement or instrument to which any of the HUI Shareholders is a party, or by which any of the HUI Shareholders is bound or constitute a default by any of the HUI Shareholders thereunder, or under any statute, regulation, judgment, decree or law by which any of the HUI Shareholders is subject or bound; or

(ii)	a violation by any of the HUI Shareholders of any law or regulation or any applicable order of any court, arbitrator or governmental authority having jurisdiction over any of the HUI Shareholders, or require any of the HUI Shareholders, prior to the Closing or as a condition precedent thereof, to make any governmental or regulatory filings, obtain any consent, authorization, approval, clearance or other action by any Person, or await the expiration of any applicable waiting period;

(b)	all of the HUI Shareholders have all necessary power, authority and capacity to enter into this Agreement and all other agreements and instruments to be executed by them as contemplated by this Agreement and to carry out their obligations under this Agreement and such other agreements and instruments. The HUI Shareholders have authorized or will authorize, as the case may be, the execution and delivery of this Agreement and such other agreements and instruments as may be reasonably necessary for the consummation of the Transaction, the Name Change, the Consolidation and the Spin Out;

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(c)	this Agreement constitutes a valid and binding obligation of each of the HUI Shareholders enforceable against the HUI Shareholders in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought;

(d)	neither HUI, the Purchaser nor any HUI Shareholder has entered into any agreement that would entitle any person to any valid claim against the Vendor, the Company, HUI or the Purchaser for a broker’s commission, finder’s fee, or any like payment in respect of the purchase and sale of the Shares or any other matters contemplated by this Agreement. In the event that any Person acting or purporting to act for HUI, the Purchaser or any HUI Shareholder raises any claim for any such payment from the Vendors, the Company, HUI or the Purchase, the HUI Shareholders jointly and severally covenant to indemnify and hold harmless the party against whom such payment is sought or that makes such payment for the amount of the payment and all other costs reasonably incurred in the defence thereof; and

(e)	none of the foregoing representations and warranties knowingly contains any untrue statement of material fact or knowingly omits to state any material fact necessary to make any such covenant, warranty or representation not misleading to a prospective purchaser seeking full information as to the Transaction, the Consolidation, the Name Change or the Spin Out.

Article 8

COVENANTS REGARDING HUI’S LIABILITIES AT CLOSING OF THE TRANSACTION

8.1	The parties to this Agreement undertake and agree as follows, and confirm their understanding that the beneficiaries of such covenants are relying on those covenants in entering into this Agreement and concluding the Transaction, the Consolidation, the Name Change and the Spin Out.

(a)	HUI covenants in favour of the Vendors that it will cause all its current directors to waive all their accrued fees set out in Schedule G by executing waivers of such fees, and each HUI Shareholder covenants to execute such a waiver in his capacity as a Director of HUI;

(b)	HUI covenants in favour of the Vendors that it will take all steps necessary to cause Schedule H to comprise a complete and accurate list of all liabilities of HUI and the Purchaser as at the Closing, except to the extent that any additional payables of HUI or the Purchaser are added thereto solely to the extent that such payables are for items identified on Schedule I to do not exceed the corresponding amounts set forth on Schedule I; and

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(c)	with respect to the proceeds of the private placement of common shares of HUI raising gross proceeds of $275,662.24 completed prior to Closing:

(i)	HUI, the Purchaser and the HUI Shareholders covenant in favour of the Vendors that they will take all steps necessary to cause such proceeds to be allocated and spent or dedicated by HUI on the matters (and in the corresponding amounts) set forth on Schedule I; and

(ii)	all parties to this Agreement covenant in favour of each other that, if and to the extent that HUI receives invoices from service providers and others in amounts not exceeding those set forth on Part A of Schedule I for services or other items consistent with those identified on Part A of Schedule I, they will take all steps necessary to cause HUI to pay such invoices at or promptly following the Closing or when such invoices are received if they are delivered following Closing.

Article 9
CLOSING DELIVERABLES FOR the benefit of HUI AND THE PURCHASER

9.1	All obligations under this Agreement of the Purchaser to purchase the Shares and HUI to issue the Purchase Common Shares to the Vendors as consideration for the Shares are subject to the delivery on Closing of documents evidencing the following:

(a)	the approval by the boards of directors or by the manager, as the case may be, of HUI, the Purchaser, the Company and the Vendors (if applicable) of the Transaction;

(b)	the receipt of written approval to the Transaction from shareholders of HUI holding a majority of the issued and outstanding Common Shares;

(c)	the Company obtaining a technical report on the San Rafael Uranium Property as required by the CSE and other regulatory authorities to complete the Transaction;

(d)	the CSE confirming in writing that it will list the Common Shares promptly following the Closing of the Transaction;

(e)	the representations and warranties made by the Vendors, the New Directors, and the Company under this Agreement shall be true in all material respects on and as of the Closing Date and the Company shall deliver a certificate signed by a senior officer, dated the Closing Date in the form satisfactory to counsel to HUI confirming this and such other matter as may reasonably requested by counsel to HUI;

(f)	each of the Vendors, the New Directors and the Company shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them;

(g)	on or before the Closing Date there shall have been obtained from all appropriate federal, provincial, state, municipal or other governmental or administrative bodies all such approvals and consents, if any, in form and terms satisfactory to HUI, as may be required to complete the Transaction;

(h)	successful completion of the usual due diligence review of all aspects of the Transaction by each of counsel for HUI, the Vendors and the Company;

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(i)	no action shall have been taken by any court or governmental body prohibiting or making illegal the execution and delivery of this Agreement, or any transaction contemplated by this Agreement. No action, suit or proceeding shall have been instituted and be continuing by any Person to restrain, modify or prevent the consummation of the Transaction as contemplated by this Agreement, or to seek damages against the Vendors in connection with such Transaction, or that has been or is reasonably likely to have a material adverse effect on the ability of any party hereto to fully consummate the transaction as contemplated by this Agreement; and

(j)	the Vendors shall have delivered to the Purchaser the Shares in accordance with the provisions of Section 2.1.

In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of HUI and the Purchaser, HUI and the Purchaser may rescind this Agreement by notice to the Vendors and the Company and in such event each of HUI, the Purchaser, the Vendors and the Company shall be released from all obligations hereunder; provided, however, that any such conditions may be waived in whole or in part by HUI and the Purchaser without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, and that the Closing of the Transaction as contemplated by the Agreement shall be deemed to be a waiver of any unfulfilled conditions.

Article 10
closing deliverables for the benefit of the vendors

10.1	All obligations of the Vendors to sell the Shares under this Agreement are subject to the delivery on Closing of documents evidencing the following:

(a)	the approval by the boards of directors of HUI, the Purchaser, the Company and the Vendors (if applicable) of the Transaction;

(b)	the CSE confirming in writing that it will list the Common Shares following the Closing of the Transaction;

(c)	completion of the Change of Board and Change of Officer at the time of Closing;

(d)	all outstanding Options being cancelled (the Vendors agreeing that the Warrants will continue to be outstanding);

(e)	the Vendors and the Company shall have received the SPPC Waiver, which shall have not been withdrawn by SPPC, and all conditions of the SPPC Waiver will have been met;

(f)	the Vendors and the Company shall have received a certificate executed by the Chief Executive Officer and Chief Financial Officer confirming the accuracy as of the Closing Date of the representations provided in Section 5.1(z) of this Agreement;

(g)	the Vendors and the Company shall have received evidence provided by or behalf of HUI, in form and substance satisfactory the Vendors and the Company in their discretion, confirming the accuracy as of the Closing Date of the representation provided in Section 5.1(y) of this Agreement;

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(h)	the representations and warranties made by HUI, the Purchaser and the HUI Shareholders under this Agreement shall be true in all material respects on and as of the Closing Date and HUI and the Purchaser shall deliver a certificate signed by a senior officer, dated the Closing Date in the form satisfactory to counsel to the Company confirming this and such other matter as may reasonably requested by counsel to the Company;

(i)	HUI, the Purchaser and the HUI Shareholders shall have complied with all covenants and agreements herein agreed to be performed or caused to be performed by them;

(j)	on or before the Closing Date there shall have been obtained from all appropriate federal, provincial, state, municipal or other governmental or administrative bodies all such approvals and consents, if any, in form and terms satisfactory to the Vendors, acting reasonably, as may be required to complete the transaction;

(k)	no action shall have been taken by any court or governmental body prohibiting or making illegal the execution and delivery of this Agreement, or any transaction contemplated by this Agreement. No action, suit or proceeding shall have been instituted and be continuing by any Person to restrain, modify or prevent the consummation of the Transaction as contemplated by this Agreement, or to seek damages against HUI or the Purchaser in connection with such Transaction, or that has been or is reasonably likely to have a material adverse effect on the ability of any party hereto to fully consummate the Transaction as contemplated by this Agreement;

(l)	successful completion of the usual due diligence review of all aspects of the transaction by counsel for each of HUI, the Vendors and the Company; and

(m)	HUI shall pay and satisfy the Purchase Price in accordance with Section 2.2 of this Agreement and shall deliver to the Vendors certificates, in form reasonably satisfactory to counsel to the Vendors, representing the Purchase Price to be issued in accordance with Section 2.2 registered in the names of the Vendors.

In case any of the foregoing conditions cannot be fulfilled on or before the Closing Date to the satisfaction of the Vendors, the Vendors may rescind this Agreement by notice to HUI and in such event each of HUI, the Purchaser, the Vendors and the Company shall be released from all obligations hereunder, provided, however, that any of the foregoing conditions may be waived in whole or in part by the Vendors without prejudice to its rights of rescission in the event of the non-fulfillment of any other condition or conditions, and that the Closing of the Transaction as contemplated by the Agreement shall be deemed to be a waiver of any such unfulfilled conditions.

Article 11
COVENANTS OF THE New Directors

11.1	The New Directors understand and agree that as the Consolidation, Name Change and Spin Out will occur following the Closing of the Transaction and that in order to complete the Consolidation, the Name Change and the Spin Out, the New Directors will be required to take certain actions. Each of the New Directors hereby agree to do the following after the Closing of the Transaction;

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(a)	take all steps necessary to complete and mail the information circular to be prepared by counsel to HUI in respect of the Meeting to authorize the Consolidation, the Name Change and the Spin Out;

(b)	execute such other documents as are necessary in the form provided by counsel to HUI that may be necessary to approve the Consolidation, the Name Change and the Spin Out.

Article 12
COVENANTS OF THE HUI Shareholders

12.1	The HUI Shareholders understand and agree that as the Consolidation, Name Change and Spin Out will occur following the Closing of the Transaction and that in order to complete the Consolidation, the Name Change and the Spin Out, the HUI Shareholders will be required to take certain actions. Each of the HUI Shareholders hereby agree to do the following after the Closing of the Transaction:

(a)	vote all shares of HUI held by them in favour of the Consolidation, the Name Change and the Spin Out; and

(b)	execute any documents deemed necessary by counsel to HUI to facilitate the Consolidation, the Name Change and the Spin Out.

Article 13
NATURE OF COVENANTS REPRESENTATIONS AND WARRANTIES

13.1	All representations, warranties and covenants contained in this Agreement, the Schedules hereto, in any certificate or other instrument delivered at the Closing by or on behalf of any of the parties pursuant to this Agreement shall be deemed to be covenants, representations and warranties by any such party hereunder.

13.2	Regardless of any investigation at any time made by or on behalf of any party hereto or of any information any party may have in respect thereof, all covenants, agreements, representations and warranties made hereunder or pursuant hereto or in connection with the Transaction as contemplated hereby shall survive the Closing for a period of two (2) years provided that to the extent that any party hereto or its professional advisors shall be found by a court of competent jurisdiction to have had actual knowledge at or prior to the date hereof of any matter which such party at any time considers to result in or have resulted in a breach of any representation, warranty or covenant of any other party hereto, such representation, warranty or covenant shall be deemed to have been extinguished.

13.3	This Agreement, the Schedules hereto and the documents specifically referred to herein or executed and delivered concurrently herewith or at the Closing constitute the entire agreement, understanding, representations and warranties of the parties hereto and supersede any prior agreement, understanding, representation, warranty or documents relating to the subject matter of this Agreement.

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Article 14
NOTICES

14.1	All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person, telegraphed, or mailed by certified registered mail, postage prepaid:

(a)	If to the Vendors, addressed as follows:

for Baobab Asset Management LLC, Bedford Bridge LLC and Pinon Ridge Energy Corp.:

3 Greenwich Office Park, 1st Floor
Greenwich, CT
06831
USA

for George Glasier:

31525 Highway 90
P.O. Box 825
Nucla, CO
81424-0825
USA

(b)	If to HUI and the Purchaser, addressed as follows:

401 Bay Street, Suite 2702
Toronto, Ontario
M5H 2Y4
Canada

(c)	If to the Company, addressed as follows:

Pinon Ridge Mining LLC
Post Office Box 825
31161 Hwy 90
Nucla, CO
81424
USA

(d)	If to the New Directors, addressed as follows:

addressed to George Glasier, Russell Fryer, Michael R. Skutezky and Andrew Wilder:

3 Greenwich Office Park, 1st Floor
Greenwich, CT
06831
USA

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with a copy also addressed to George Glasier, Russell Fryer, Michael R. Skutezky and Andrew Wilder and sent to:

365 Bay Street
Suite 500
Toronto, ON
M5H 2V1
Canada

(e)	If to the HUI Shareholders, addressed as follows:

401 Bay Street, Suite 2702
Toronto, Ontario
M5H 2Y4
Canada

or to such other address as the party to be notified shall have furnished to the other parties in writing. Any notice given in accordance with the foregoing shall be deemed to have been given when delivered in person or on the next business day following the date on which it shall have been telegraphed or mailed.

Article 15
AMENDMENTS

This Agreement may be amended or modified only by a written instrument executed by the parties affected thereby, or by their respective successors and permitted assigns.

Article 16
GENERAL

16.1	This Agreement:

(a)	shall be construed and enforced in accordance with the laws of the Province of Ontario; and

(b)	shall enure to the benefit of and be binding upon HUI, the Purchaser, the Vendors, the Company, the New Directors and the HUI Shareholders and their respective executors, administrators, legal representatives, successors and permitted assigns, nothing in this Agreement, express or implied, being intended to confer upon any other person any rights or remedies hereunder.

16.2	Time shall be of the essence hereof.

16.3	Each of the parties hereto covenants and agrees that at any time and from time to time after the Closing Date such party will, upon the request of the other parties, do, execute, acknowledge and deliver all such further acts, documents and assurances as may be reasonably required for the better carrying out of the terms of this Agreement.

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16.4	This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be considered an original but all of which together shall constitute one and the same agreement.

16.5	Each of the parties hereto shall pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred in connection with the completion of the Transaction as contemplated hereby.

16.6	The parties hereto agree to file in a timely manner all forms required to be filed after the Closing Date by applicable law and by the regulations and policies of all applicable securities regulatory authorities in connection with the Transaction.

16.7	Neither this Agreement nor any right or obligation hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto, which consent may be arbitrarily withheld.

16.8	Until immediately after the Time of Closing, all documents and information exchanged or received hereunder by HUI, the Purchasers, the Vendors or the Company and their respective auditors and solicitors shall be treated as confidential information except as may be required by law, or regulation. Any press releases shall be subject to joint approval.

Article 17
INDEPENDENT LEGAL ADVICE

Each of the parties hereto represents and warrants to other parties hereto, and acknowledges and agrees, that they had the opportunity to seek and were not prevented nor discouraged by any party from seeking independent legal advice prior to the execution and delivery of this Agreement and that, in the event that they did not avail themselves of that opportunity prior to signing this Agreement, they did so voluntarily without any undue pressure and agree that their failure to obtain independent legal advice shall not be used by them as a defence to the enforcement of their obligations under this Agreement.

[Signature page follows.]

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IN WITNESS WHEREOF the parties hereto have duly executed this Agreement as of the date first above written.

PINION RIDGE MINING LLC

Per:	/s/ George E. Glasier
Name: George E. Glasier
Title: President and CEO

I have the authority to bind the Company

HOMELAND URANIUM INC.

Per:	/s/ Stephen Coates
Name: Stephen Coates
Title: Director

I have the authority to bind the Corporation

HOMELAND URANIUM INC. (UTAH)

Per:	/s/ Stephen Coates
Name: Stephen Coates
Title: Director

I have the authority to bind the Corporation

BAOBAB ASSET MANAGEMENT LLC

Per:	/s/ Russell S. Fryer
Name: Russell S. Fryer
Title: CIO

I have the authority to bind the Company

BEDFORD BRIDGE FUND LLC

Per:	/s/ Andrew Wilder
Name: Andrew Wilder
Title: Managing Member

I have the authority to bind the Company

PINON RIDGE ENERGY CORP.

Per:	/s/ Victor Sandor
Name: Victor Sandor
Title: President

I have the authority to bind the Corporation

SIGNED, SEALED AND DELIVERED in the presence of

/s/ Kathleen Glasier	/s/ George Glasier
Witness	GEORGE GLASIER

/s/ Robert R. Klein	/s/ Russell S. Fryer
Witness	RUSSELL FRYER

/s/ Judith Shirriff	/s/ Michael Skutezky
Witness	MICHAEL R. SKUTEZKY

/s/ Annie Thomas	/s/ Andrew Wilder
Witness	ANDREW WILDER

/s/ Catherine Beckett	/s/ Stephen Coates
Witness	STEPHEN COATES

/s/ Catherine Beckett	/s/ James Garcelon
Witness	JAMES GARCELON